Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259707

PROSPECTUS SUPPLEMENT No. 9
(to prospectus dated September 27, 2021)

Nexters Inc.

47,102,791 ORDINARY SHARES

7,750,000 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus dated September 27, 2021 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-259707). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on June 29, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On February 25, 2022, the last reported sale price of our ordinary shares as reported on Nasdaq was $6.38 per share. Our warrants are listed on the Nasdaq under the symbol “GDEVW.” On February 25, 2022, the last reported sale price of our warrants as reported on Nasdaq was $0.71 per warrant. On February 28, 2022, Nasdaq imposed a suspension of trading in our ordinary shares and warrants; as of the date hereof, the suspension continues to remain in place.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of June 2022

Commission File Number: 001-40758

Nexters Inc.

(Translation of registrant’s name into English)

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35722580040

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒                                              Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):   ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):   ☐

EXPLANATORY NOTE

On June 29, 2022, Nexters Inc. (NASDAQ: GDEV) (the “Company”) issued a press release. A copy of this press release is attached to this Form 6-K as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 29, 2022

Nexters Inc.

By:	/s/ Alexander Karavaev
Name: Alexander Karavaev
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated June 29, 2022

Exhibit 99.1

Nexters announces changes to its headcount

June 29, 2022 – Limassol, Cyprus – Nexters Inc. (NASDAQ: GDEV), an international game development company (“Nexters” or the “Company”), today announced changes to its headcount due to a number of economic, industry, geopolitical and company-related factors. The announced changes will impact 235 employees located in Russia, Cyprus, Turkey, Armenia, Georgia and other countries. Nexters considers these measures to be necessary in light of the aforementioned factors, yet sufficient for the Company's further successful operation and execution of its organic and inorganic growth strategy.

Earlier today, Nexters’ Co-Founder and CEO, Andrey Fadeev, held a video meeting with all Nexters’ employees to explain the reasons which led to the announced changes. Below are the key highlights of that message:

●	This year Nexters faced a number of negative external factors at the same time: the increasing likelihood of an overall macroeconomic recession, growing inflation in key markets, changes in user privacy and the advertising market, recent geopolitical events, and other factors.

●	Within the last several months, Nexters implemented a number of crisis management initiatives, including measures to optimize expenses and focus on the Company’s most critical operations businesswise.

●	Nexters’ team has doubled in 2021 to over 900 employees, however the Company faced difficulties growing its operational efficiency accordingly. Due to that, in the current environment Nexters needs to take one step back in terms of the size of the team and optimize its operation and focus.

●	Nexters values people and the contribution of everyone departing from the Company and will provide certain departure benefits such as compensation, an extension of medical insurance, psychological support, assistance with new employment, and relocation support, if needed.

●	This difficult decision has been made only after careful consideration of the options available to Nexters in the current environment, but was determined necessary to secure the resiliency of the Company, which will also require continued hard work, clear vision and full dedication from everyone in the team.

Nexters will keep to its previously announced plans to continue the expansion of its existing titles, launching new ones, and developing the Company's merger & acquisition initiatives.

About Nexters

Nexters is an international game development company which, thanks to such hit games like Hero Wars, Throne Rush, and others, reached over 200 million installs worldwide and became one of the top five independent mobile game companies in Europe. Headquartered in Cyprus, Nexters is built upon a team of inspired gaming professionals from more than 20 countries. Please find more information about Nexters at: https://nexters.com and follow Nexters on LinkedIn and Twitter.

Contacts:

Investor Relations

Roman Safiyulin | Chief Corporate Development Officer

rs@nexters.com

Media

Andrey Akimov | Chief Communications Officer

aa@nexters.com

Cautionary statement regarding forward-looking statements

Certain statements in this press release may constitute “forward-looking statements” for purposes of the federal securities laws. Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are the Company’s control) or other assumptions. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the registration statement on Form F-1 filed by the Company on September 22, 2021 and other documents filed by the Company from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.